Exhibit 99.1

MBIA Inc. Reports Third Quarter 2012 Financial Results

Highlights

•	MBIA Inc.’s (the Company’s) Adjusted Book Value (ABV), a non-GAAP measure, was $30.64 per share at September 30, 2012 compared with $31.23 per share at June 30, 2012.

•	MBIA Inc.’s adjusted pre-tax loss, a non-GAAP measure, was $118 million for the third quarter of 2012 compared with an adjusted pre-tax loss of $430 million for the third quarter of 2011.

•
MBIA Inc. recorded net income available to common shareholders of $7 million, or $0.04 per share, for the third quarter of 2012, compared with net income of $444 million, or $2.26 per share, for the third quarter of 2011.

ARMONK, N.Y.--(BUSINESS WIRE)--November 7, 2012--MBIA Inc. (NYSE: MBI) today reported Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $30.64 per share at September 30, 2012 compared with $31.23 per share at June 30, 2012. Book value per share was $13.25 as of September 30, 2012.

MBIA Inc.’s adjusted pre-tax loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) for the third quarter of 2012 was $118 million compared with an adjusted pre-tax loss of $430 million for the third quarter of 2011. The reduction in ABV and the adjusted pre-tax loss for the three months ended September 30, 2012 were driven primarily by losses on insured exposures. The lower adjusted pre-tax loss for the third quarter of 2012 compared with the third quarter of 2011 was primarily the result of decreases in impairments on insured credit derivatives, insurance losses and LAE, partially offset by a decrease in net gains related to unfavorable changes in foreign exchange rates. ABV and adjusted pre-tax income (loss) provide investors with additional views of the Company’s operating results that management finds useful in measuring financial performance.

Net income available to common shareholders for the third quarter of 2012 was $7 million, or $0.04 per share, compared with net income of $444 million, or $2.26 per share, for the third quarter of 2011. The decline in net income was primarily the result of pre-tax unrealized changes in the fair value of insured derivatives. In the three months ended September 30, 2012, the Company recorded a $33 million unrealized loss on insured credit derivatives compared with a $776 million unrealized gain on insured credit derivatives in the comparable period of 2011. The unrealized gain on insured credit derivatives in the third quarter of 2011 resulted from a reduced market perception of MBIA Insurance Corporation's (MBIA Corp.) credit quality and commutations of insured exposures. The Company is required to adjust the values of its derivative liabilities for the market's perception of its non-performance risk. The decrease in the value of the derivative liabilities attributable to the change in non-performance risk is reflected as an unrealized gain on the income statement.

“Deterioration in the performance of commercial real estate exposures and losses on insured RMBS transactions from ineligible mortgages drove our adjusted pre-tax loss this quarter,” said MBIA Inc. President and Chief Financial Officer Chuck Chaplin. “The path forward for our structured finance subsidiary, MBIA Corp., requires that we collect our put-back recoverables, principally from Countrywide and Bank of America, who continue to renege on their contractual obligation to repurchase billions of dollars in ineligible mortgages. Their default has put substantial pressure on MBIA Corp.’s liquidity position. We remain confident that we will ultimately resolve our litigation with Bank of America and collect the put-back recoverables, which will improve MBIA Corp.’s stability.”

Year-to-Date Results

Net income available to common shareholders for the nine months ended September 30, 2012 was $598 million, or $3.07 per share, compared with a net loss of $693 million, or $3.50 per share, for the nine months ended September 30, 2011. The improvement in net income was primarily the result of pre-tax unrealized changes in the fair value of insured derivatives. In the first nine months of 2012, the Company recorded a $1.5 billion unrealized gain on insured credit derivatives compared with an unrealized loss of $531 million in the first nine months of 2011.

The adjusted pre-tax loss for the nine months ended September 30, 2012 was $818 million compared with an adjusted pre-tax loss of $244 million in the comparable period of 2011. The unfavorable change for the nine months ended September 30, 2012 was primarily due to increased losses on insured credit derivatives and financial guarantee policies, an increase in operating expenses due to a significant increase in legal and litigation related costs, and lower net investment income.

Third Quarter 2012 Segment Results

The following is a summary of pre-tax results by segment for the third quarter of 2012:

$ in millions		Structured
	U.S. Public	Finance and	Advisory		Wind-down
	Finance	International	Services	Corporate	Segments	Consolidated
3Q 2012 Pre-tax Income (Loss)	$164	$(164)	$(2)	$22	$(77)	$(57)
3Q 2011 Pre-tax Income (Loss)	$157	$613	$(1)	$(21)	$(9)	$745

Third Quarter 2012 Adjusted Pre-Tax Income

The following is a summary of adjusted pre-tax income (loss) for the third quarter of 2012 where such results differ from pre-tax income calculated in accordance with GAAP (a reconciliation of adjusted pre-tax income (loss) to pre-tax income (loss) calculated in accordance with GAAP is attached). Adjusted pre-tax income (loss) is equal to GAAP pre-tax income (loss) for the U.S. Public Finance, Advisory Services, Corporate and Wind-down segments.

$ in millions	Structured
	Finance and
	International	Consolidated
3Q 2012 Adj. Pre-tax Income (Loss)	$(224)	$(118)
3Q 2011 Adj. Pre-tax Income (Loss)	$(556)	$(430)

U.S. Public Finance Insurance Results

The Company’s U.S. public finance insurance business is primarily conducted through its National Public Finance Guarantee Corp. (National) subsidiary.

The U.S. public finance insurance segment recorded $164 million of pre-tax income in the third quarter of 2012 compared with $157 million of pre-tax income in the third quarter of 2011.

Total premiums earned in the U.S. public finance insurance segment were $134 million in the third quarter of 2012, down 9 percent from $147 million of total premiums earned in the third quarter of 2011, reflecting a decrease in scheduled premiums earned as the insured portfolio amortizes, partially offset by an increase in refunding premiums earned.

Net investment income for the U.S. public finance insurance segment increased 6 percent to $56 million in the third quarter of 2012 from $53 million in the comparable period of 2011, primarily due to a higher yield on the $1.6 billion secured loan with MBIA Corp. relative to the previously invested assets.

Net gains on financial instruments at fair value and foreign exchange totaled $22 million in the third quarter of 2012, compared with $6 million in the third quarter of 2011. The increase resulted primarily from favorable market conditions on asset sales made in connection with the ongoing management of the U.S. public finance insurance segment’s investment portfolios.

The U.S. public finance insurance segment’s loss and loss adjustment expenses were $4 million in the third quarter of 2012 compared with $10 million in the third quarter of 2011.

Expenses associated with the amortization of deferred acquisition costs totaled $26 million in the third quarter of 2012, compared with $22 million in the third quarter of 2011.

Operating expenses were $20 million in the third quarter of 2012, compared with $19 million in the comparable period of 2011.

As of September 30, 2012, National’s statutory capital was $3.1 billion and its claims-paying resources (as described in the attached Explanation of Non-GAAP Financial Measures) totaled $5.6 billion.

Structured Finance and International Insurance Results

The structured finance and international insurance business is primarily conducted through MBIA Corp. and its subsidiaries.

The structured finance and international insurance segment had an adjusted pre-tax loss of $224 million for the third quarter of 2012 compared with an adjusted pre-tax loss of $556 million for the third quarter of 2011. Premiums earned, net investment income, fees and reimbursements, and premiums and fees on insured derivatives totaled $132 million in the third quarter of 2012. All other line items in the aggregate, except losses and credit impairments (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) and loss-related expenses, had a net $104 million negative impact on the adjusted pre-tax loss. Losses, credit impairments and loss-related expenses on insured exposures totaled $252 million in the third quarter of 2012, compared with $631 million in the third quarter of 2011.

The following is a summary of MBIA Corp.’s insured portfolio economic loss activity in the third quarter. Economic losses for a reporting period represent the change in the Company’s estimate of the present value of expected net future claims payments without regard to the manner in which they are presented in the Company’s financial statements.

3Q 2012 Economic Loss (Benefit) Activity

	Second-Lien
($ in millions)	RMBS	ABS CDOs	CMBS	Other*	Total
Change in Expected Payments	$60	$21	$131	$49	$261
Change in Expected Salvage	(2)	5	(8)	(4)	(9)
Total Economic Losses (Benefit)	$58	$26	$123	$45	$252
* includes first-lien RMBS

In the third quarter, the Company increased its expectations of future payments on second-lien RMBS exposures by $60 million reflecting slower than expected declines in early stage delinquencies and faster than expected prepayment speeds within these transactions. Expected salvage increased by $2 million reflecting an increase in expected recoveries from contractual claims related to ineligible mortgage loans improperly included in the insured securitizations largely offset by a decrease in expected recoveries from excess spread due to faster principal repayment on the underlying loans. The Company’s estimates for expected recoveries related to “put-backs” of ineligible mortgage loans totaled $3.2 billion as of September 30, 2012. However, based on its assessment of the strength of its contract claims, the Company continues to believe it is entitled to collect the full amount of its cumulative incurred losses on these transactions, which totaled $5.0 billion as of September 30, 2012. In addition, the Company believes it is entitled to receive interest on any judgment it obtains in any litigation seeking to collect these unpaid contract claims.

In the third quarter of 2012, the Company estimated $123 million of incremental economic losses on certain insured transactions backed by pools of CMBS. The increase reflects additional deterioration within some insured transactions.

Third quarter economic losses on multi-sector ABS CDOs totaled $26 million, driven primarily by higher than expected loan loss severities in first-lien mortgage loan securitizations backing these transactions due to recoveries of advances by the servicers of the underlying loans. Included in the $45 million of “Other” economic loss activity were approximately $47 million of losses on insured first-lien mortgage loan securitizations where loan loss severities were also impacted by recoveries of servicer advances.

There were no material commutations of insured exposure during the third quarter.

Portions of the $252 million of total economic losses are on policies subject to insurance accounting while other amounts relate to losses on insured VIEs or insured credit derivatives for which GAAP specifies different accounting. The following is a summary of third quarter economic losses based on those categories:

3Q 2012 Economic Losses (Benefit)
$ in millions
Change in Expected Payments	$185
Change in Insurance Recoveries	(18)
Loss & LAE Expense on Policies Subject to Insurance Accounting	$167

Credit Impairments on Insured VIEs	$18

Credit Impairments on Insured Credit Derivatives	$66
LAE on Insured Credit Derivatives	1
Credit Impairments and LAE on Insured Credit Derivatives	$67

Total Economic Losses (Benefit)	$252

Net payment activity on second-lien RMBS exposures consisted of the following:

$ in millions	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012
Paid Claims	$167	$146	$169	$139	$107
Collections on Paid Claims	(9)	(93)	(7)	(6)	(6)
Paid LAE (net of collections)	37	43	14	35	29
Net Payments	$195	$96	$176	$168	$130

Net payments on insured second-lien RMBS exposures totaled $130 million in the third quarter of 2012 compared with $168 million in the second quarter of 2012 and $195 million in the third quarter of 2011.

As of September 30, 2012, MBIA Corp.’s statutory balance sheet reflected $1.1 billion in cash and invested assets including $386 million of cash, short-term investments and other highly liquid investments available to meet liquidity demands, and excluding amounts held by subsidiaries.

MBIA Corp. had statutory capital of $1.5 billion and claims-paying resources totaling $5.1 billion at September 30, 2012.

Advisory Services

The Company’s Advisory Services business is primarily conducted in its Cutwater Asset Management subsidiaries. Cutwater recorded a pre-tax loss of $2 million in the third quarter of 2012 compared with a pre-tax loss of $1 million in the third quarter of 2011. The increase in the pre-tax loss in the third quarter of 2012 compared with the third quarter of 2011 was primarily the result of lower investment management fees.

Corporate Segment

The Corporate segment comprises MBIA Inc.’s holding company activities and certain subsidiaries, including Optinuity Alliance Resources Corporation. The Corporate segment recorded pre-tax income of $22 million in the third quarter of 2012 compared with a pre-tax loss of $21 million in the third quarter of 2011. The improvement in the Corporate segment's pre-tax income was driven by a $35 million fee paid by the Company’s conduit segment in the third quarter of 2012 for administrative and other services. The fees for these services may vary significantly from period to period.

As of September 30, 2012, the corporate activities of MBIA Inc. had $335 million of cash and highly liquid assets available for general corporate liquidity purposes.

Wind-down Operations

The Company’s wind-down operations comprise its ALM and Conduit segments, both of which are in run-off.

The Company’s wind-down operations recorded a pre-tax loss of $77 million in the third quarter of 2012 compared with a pre-tax loss of $9 million in the third quarter of 2011. The pre-tax loss in the third quarter of 2012 was driven by $38 million in net losses on financial instruments at fair value and foreign exchange, $37 million in VIE operating expenses resulting primarily from a fee paid to the Corporate segment for administrative and other services and $22 million in interest expense, partially offset by $16 million in net gains on the extinguishment of debt. The pre-tax loss in the third quarter of 2011 was driven by negative net interest spread in the ALM business.

Ongoing negative net interest spread in the ALM business, a portion of which is included in the $38 million net loss on financial instruments at fair value and foreign exchange, totaled approximately $22 million in the quarter.

The Conduit segment repurchased $118 million par amount of medium-term notes at discounts during the third quarter, resulting in net gains on the extinguishment of debt that totaled $16 million.

As of September 30, 2012, the ALM business had cash and short-term investments of $284 million, of which $97 million was not pledged directly as collateral. An additional $298 million of cash as of September 30, 2012 was pledged to a swap counterparty. Of this amount, $215 million is netted within “Derivative liabilities,” $17 million is netted within “Other liabilities” and $66 million is included in “Other assets” on the Company’s consolidated balance sheet.

Consent Solicitation

The Company announced today that it launched a consent solicitation pursuant to which it is seeking the consent of its senior noteholders to amend the indentures pursuant to which the senior notes were issued to substitute National for MBIA Insurance Corporation in the definition of “Restricted Subsidiary” and “Principal Subsidiaries” in the respective indentures. The Consent Solicitation Statement is available on the Company’s website at http://docs.mbia.com.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Thursday, November 8, 2012 at 8:00 AM (EST) to discuss its third quarter financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 48056925. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on November 8 until 11:59 p.m. on November 22 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The replay call code is also 48056925. In addition, a recording of the call will be available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, whether the Company will realize, or will be delayed in realizing, insurance loss recoveries expected in disputes with sellers/servicers of RMBS transactions at the levels recorded in its financial statements, the possibility that the Company will experience severe losses or liquidity needs due to increased deterioration in its insurance portfolios and in particular, due to the performance of CDOs including multi-sector, CMBS and CRE CDOs and RMBS, the failure to obtain regulatory approval to implement our risk reduction and liquidity strategies, the possibility that loss reserve estimates are not adequate to cover potential claims, the possibility that the Company’s obligations will be accelerated if MBIA Insurance Corporation becomes subject to a rehabilitation or liquidation proceeding, the Company’s ability to access capital and the Company’s exposure to significant fluctuations in liquidity and asset values within the global credit markets, in particular in the ALM business, the Company’s ability to fully implement its strategic plan, including its ability to achieve high stable ratings for National or any other insurance subsidiaries, and the Company’s ability to commute certain of its insured exposures, including as a result of limited available liquidity, the Company’s ability to favorably resolve litigation claims against the Company, and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, as well as related reinsurance, advisory and portfolio services, for the public and structured finance markets, and asset management advisory services. The Company services its clients around the globe with offices in New York, Denver, San Francisco, Paris, London, Madrid and Mexico City. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (ABV), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value to remove the impact of certain items which the Company believes will reverse over time, as well as to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV is calculated on a consolidated basis and a segment basis. ABV by segment provides information about each segment’s contribution to consolidated ABV and is calculated using the same formula. ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Adjusted Pre-tax Income (Loss): Adjusted pre-tax income (loss), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP pre-tax income (loss). The Company uses adjusted pre-tax income (loss) as a measure of fundamental periodic financial performance. Adjusted pre-tax income (loss) adjusts GAAP pre-tax income (loss) to remove the effects of consolidating insured VIEs and gains and losses related to fair valuing insured credit derivatives, which the Company believes will reverse over time, and adds in changes in the present value of insurance claims the Company expects to pay on insured credit derivatives based on its ongoing insurance loss monitoring and loss adjustment expenses. Adjusted pre-tax income (loss) is not a substitute for and should not be viewed in isolation from GAAP pre-tax income (loss) and the Company’s definition of adjusted pre-tax income (loss) may differ from that used by other companies.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Credit Impairments on Insured Derivatives: Credit impairments on insured derivatives represent actual payments for the period plus the present value of the Company’s estimate of expected future claim payments for such transactions, using a discount rate required by statutory accounting principles, plus loss adjustment expenses. Since the Company’s insured credit derivatives have similar terms, conditions, risks, and economic profiles to its financial guarantee insurance policies, the Company evaluates them for impairment periodically in the same way that it estimates loss and LAE for its financial guarantee insurance policies. Credit impairments on insured derivatives are equal to the Company’s statutory losses and loss adjustment expenses for such contracts.

Credit impairments on insured derivatives may differ from the fair values recorded in the Company’s financial statements. The Company expects that the majority of its exposure written in derivative form will not be settled at fair value. The fair value of an insured derivative contract will be influenced by a variety of market and transaction-specific factors that may be unrelated to potential future claim payments. In the absence of credit impairments or the termination of derivatives at losses, the cumulative unrealized losses recorded from fair valuing insured derivatives should reverse before or at the maturity of the contracts. Contracts also may be settled prior to maturity at amounts that may be more or less than their recorded fair values. Those settlements can result in realized gains or losses, and the reversal of unrealized losses. For these reasons, the Company believes its disclosure of credit impairments on insured derivatives provides additional meaningful information to investors about potential realized losses on these contracts.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(dollars in millions except per share amounts)

	September 30, 2012	December 31, 2011
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost
$4,412 and $6,259)	$4,634	$6,177
Fixed-maturity securities at fair value	237	295
Investments pledged as collateral, at fair value (amortized cost $424 and $642)	350	543
Short-term investments held as available-for-sale, at fair value (amortized
cost $1,440 and $1,577)	1,445	1,571
Other investments (includes investments at fair value of $16 and $96)	27	107
Total investments	6,693	8,693

Cash and cash equivalents	298	473
Premiums receivable	1,280	1,360
Deferred acquisition costs	317	351
Insurance loss recoverable	3,316	3,046
Property and equipment, at cost (less accumulated depreciation of $144 and $139)	69	69
Deferred income taxes, net	1,446	1,745
Other assets	414	243
Assets of consolidated variable interest entities:
Cash	143	160
Investments held-to-maturity, at amortized cost
(fair value $2,867 and $3,489)	3,015	3,843
Fixed-maturity securities held as available-for-sale, at fair value
(amortized cost $461 and $473)	442	432
Fixed-maturity securities at fair value	1,754	2,884
Loans receivable at fair value	1,892	2,046
Loan repurchase commitments	1,051	1,077
Derivative assets	-	450
Other assets	2	1
Total assets	$22,132	$26,873

Liabilities and Equity
Liabilities:
Unearned premium revenue	$3,091	$3,515
Loss and loss adjustment expense reserves	945	836
Investment agreements	993	1,578
Medium-term notes (includes financial instruments carried at
fair value of $168 and $165)	1,606	1,656
Securities sold under agreements to repurchase	-	287
Long-term debt	1,836	1,840
Derivative liabilities	3,332	5,164
Other liabilities	467	391
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried
at fair value of $3,626 and $4,754)	7,094	8,697
Long-term debt	-	360
Derivative liabilities	180	825
Other liabilities	1	1
Total liabilities	19,545	25,150

Equity:
Preferred stock, par value $1 per share; authorized shares─10,000,000;
issued and outstanding ─ none	-	-
Common stock, par value $1 per share; authorized shares─400,000,000;
issued shares ─ 275,455,099 and 274,896,162	275	275
Additional paid-in capital	3,072	3,072
Retained earnings	1,403	805
Accumulated other comprehensive income (loss), net of deferred
tax of $24 and $105	90	(176)
Treasury stock, at cost ─ 81,729,792 and 81,752,966 shares	(2,275)	(2,276)
Total shareholders' equity of MBIA Inc.	2,565	1,700
Preferred stock of subsidiary and noncontrolling interest	22	23
Total equity	2,587	1,723
Total liabilities and equity	$22,132	$26,873

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in millions)

		Structured
	U.S.	Finance and
Three months ended	Public Finance	International	Advisory
September 30, 2012	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$52	$38	$-	$-	$-	$90	$(5)	$85
Refunding premiums earned	82	-	-	-	-	82	(12)	70
Total premiums earned	134	38	-	-	-	172	(17)	155
Net investment income	56	8	-	3	7	74	(24)	50
Fees and reimbursements	2	43	13	54	-	112	(92)	20
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	-	12	-	-	-	12	-	12
Unrealized gains (losses) on insured derivatives	-	(33)	-	-	-	(33)	-	(33)
Net change in fair value of insured derivatives	-	(21)	-	-	-	(21)	-	(21)
Net gains (losses) on financial instruments at fair value and foreign exchange	22	14	-	11	(38)	9	(2)	7
Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(3)	-	-	-	(3)	-	(3)
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	(1)	-	(4)	-	(5)	-	(5)
Net investment losses related to other-than-temporary impairments	-	(4)	-	(4)	-	(8)	-	(8)
Other net realized gains (losses)	-	1	-	-	-	1	-	1
Revenues of consolidated VIEs:
Net investment income	-	13	-	-	3	16	1	17
Net gains (losses) on financial instruments at fair value and foreign exchange	-	42	-	-	-	42	2	44
Net gains (losses) on extinguishment of debt	-	-	-	-	16	16	-	16
Total revenues	214	134	13	64	(12)	413	(132)	281

Expenses:
Losses and loss adjustment	4	167	-	-	-	171	-	171
Amortization of deferred acquisition costs	26	24	-	-	-	50	(42)	8
Operating	20	30	15	27	3	95	(23)	72
Interest	-	62	-	15	22	99	(30)	69
Expenses of consolidated VIEs:
Operating	-	5	-	-	37	42	(37)	5
Interest	-	10	-	-	3	13	-	13

Total expenses	50	298	15	42	65	470	(132)	338

Pre-tax income (loss)	$164	$(164)	$(2)	$22	$(77)	$(57)	$-	(57)

Provision (benefit) for income taxes								(64)

Net income (loss)								$7

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in millions)

		Structured
	U.S.	Finance and
Three months ended	Public Finance	International	Advisory
September 30, 2011	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$69	$51	$-	$-	$-	$120	$(9)	$111
Refunding premiums earned	78	-	-	-	-	78	(13)	65
Total premiums earned	147	51	-	-	-	198	(22)	176
Net investment income	53	17	-	1	18	89	3	92
Fees and reimbursements	2	36	14	22	-	74	(58)	16
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	-	(53)	-	-	-	(53)	-	(53)
Unrealized gains (losses) on insured derivatives	-	776	-	-	-	776	-	776
Net change in fair value of insured derivatives	-	723	-	-	-	723	-	723
Net gains (losses) on financial instruments at fair value and foreign exchange	6	(12)	-	8	11	13	-	13
Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	-	-	(11)	(1)	(12)	-	(12)
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	-	-	1	-	1	-	1
Net investment losses related to other-than-temporary impairments	-	-	-	(10)	(1)	(11)	-	(11)
Other net realized gains (losses)	-	1	-	-	-	1	-	1
Revenues of consolidated VIEs:
Net investment income	-	12	-	-	4	16	1	17
Net gains (losses) on financial instruments at fair value and foreign exchange	-	86	-	-	-	86	2	88
Other net realized gains (losses)	-	-	-	-	-	-	5	5

Total revenues	208	914	14	21	32	1,189	(69)	1,120

Expenses:
Losses and loss adjustment	10	180	-	-	-	190	-	190
Amortization of deferred acquisition costs	22	34	-	-	-	56	(44)	12
Operating	19	35	15	28	3	100	(24)	76
Interest	-	34	-	14	32	80	(5)	75
Expenses of consolidated VIEs:
Operating	-	8	-	-	1	9	(2)	7
Interest	-	10	-	-	5	15	-	15

Total expenses	51	301	15	42	41	450	(75)	375

Pre-tax income (loss)	$157	$613	$(1)	$(21)	$(9)	$739	$6	745

Provision (benefit) for income taxes								301

Net income (loss)								$444

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in millions)

		Structured
	U.S.	Finance and
Nine months ended	Public Finance	International	Advisory
September 30, 2012	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$168	$143	$-	$-	$-	$311	$(20)	$291
Refunding premiums earned	202	-	-	-	-	202	(29)	173
Total premiums earned	370	143	-	-	-	513	(49)	464
Net investment income	167	22	-	10	37	236	(64)	172
Fees and reimbursements	5	109	42	133	-	289	(242)	47
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	-	(420)	-	-	-	(420)	-	(420)
Unrealized gains (losses) on insured derivatives	-	1,473	-	-	-	1,473	-	1,473
Net change in fair value of insured derivatives	-	1,053	-	-	-	1,053	-	1,053
Net gains (losses) on financial instruments at fair value and foreign exchange	43	18	-	19	(170)	(90)	72	(18)
Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(6)	-	-	(52)	(58)	-	(58)
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	(39)	-	(4)	(4)	(47)	-	(47)
Net investment losses related to other-than-temporary impairments	-	(45)	-	(4)	(56)	(105)	-	(105)
Other net realized gains (losses)	-	1	-	5	1	7	-	7
Revenues of consolidated VIEs:
Net investment income	-	40	-	-	8	48	3	51
Net gains (losses) on financial instruments at fair value and foreign exchange	-	(25)	-	-	-	(25)	8	(17)
Net gains (losses) on extinguishment of debt	-	-	-	-	49	49	-	49
Total revenues	585	1,316	42	163	(131)	1,975	(272)	1,703

Expenses:
Losses and loss adjustment	15	315	-	-	-	330	-	330
Amortization of deferred acquisition costs	75	81	-	-	-	156	(120)	36
Operating	128	115	48	79	12	382	(75)	307
Interest	-	175	-	43	79	297	(83)	214
Expenses of consolidated VIEs:
Operating	-	16	-	-	72	88	(74)	14
Interest	-	32	-	-	11	43	-	43

Total expenses	218	734	48	122	174	1,296	(352)	944

Pre-tax income (loss)	$367	$582	$(6)	$41	$(305)	$679	$80	759

Provision (benefit) for income taxes								161

Net income (loss)								$598

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in millions)

		Structured
	U.S.	Finance and
Nine months ended	Public Finance	International	Advisory
September 30, 2011	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$220	$173	$-	$-	$-	$393	$(39)	$354
Refunding premiums earned	121	8	-	-	-	129	(21)	108
Total premiums earned	341	181	-	-	-	522	(60)	462
Net investment income	165	65	-	-	59	289	10	299
Fees and reimbursements	5	89	46	68	-	208	(167)	41
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	2	(601)	-	-	-	(599)	-	(599)
Unrealized gains (losses) on insured derivatives	-	(531)	-	-	-	(531)	-	(531)
Net change in fair value of insured derivatives	2	(1,132)	-	-	-	(1,130)	-	(1,130)
Net gains (losses) on financial instruments at fair value and foreign exchange	24	21	-	47	(206)	(114)	-	(114)
Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(2)	-	(11)	(12)	(25)	-	(25)
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	(2)	-	1	(18)	(19)	-	(19)
Net investment losses related to other-than-temporary impairments	-	(4)	-	(10)	(30)	(44)	-	(44)
Net gains (losses) on extinguishment of debt	-	-	-	-	24	24	2	26
Other net realized gains (losses)	-	2	-	-	4	6	-	6
Revenues of consolidated VIEs:
Net investment income	-	39	-	-	11	50	3	53

Net gains (losses) on financial instruments at fair value and foreign exchange	-	(27)	-	-	13	(14)	17	3
Other net realized gains (losses)	-	-	-	-	-	-	8	8

Total revenues	537	(766)	46	105	(125)	(203)	(187)	(390)

Expenses:
Losses and loss adjustment	4	200	-	-	-	204	-	204
Amortization of deferred acquisition costs	64	106	-	-	-	170	(119)	51
Operating	56	104	52	78	9	299	(73)	226
Interest	-	101	-	44	98	243	(18)	225
Expenses of consolidated VIEs:
Operating	-	26	-	-	2	28	(4)	24
Interest	-	31	-	-	14	45	-	45

Total expenses	124	568	52	122	123	989	(214)	775

Pre-tax income (loss)	$413	$(1,334)	$(6)	$(17)	$(248)	$(1,192)	$27	(1,165)

Provision (benefit) for income taxes								(472)

Net income (loss)								$(693)

MBIA INC. AND SUBSIDIARIES
ADJUSTED PRE-TAX INCOME (LOSS) RECONCILIATION (1)
(in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Adjusted pre-tax income (loss)	$(118)	$(430)	$(818)	$(244)
Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	29	9	62	68
Mark-to-market gain (loss) on insured credit derivatives	(33)	832	1,473	(671)
Subtractions from adjusted pre-tax income (loss):
Impairments on insured credit derivatives	(65)	(334)	(42)	318
Pre-tax income (loss)	$(57)	$745	$759	$(1,165)

STRUCTURED FINANCE & INTERNATIONAL INSURANCE (MBIA CORP.)
ADJUSTED PRE-TAX INCOME (LOSS) RECONCILIATION (1)
(in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Adjusted pre-tax income (loss)	$(224)	$(556)	$(970)	$(388)
Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	28	3	37	43
Mark-to-market gain (loss) on insured credit derivatives	(33)	832	1,473	(671)
Subtractions from adjusted pre-tax income (loss):
Impairments on insured credit derivatives	(65)	(334)	(42)	318
Pre-tax income (loss)	$(164)	$613	$582	$(1,334)

(1) A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share:

	September 30,	December 31,
	2012	2011	Change

Reported Book Value	$13.25	$8.80	$4.45

Adjustments for items included in book value per share (after-tax):

Cumulative net loss from consolidating certain VIEs (1)	0.66	0.82	$(0.16)

Cumulative unrealized loss on insured credit derivatives	11.13	16.12	$(4.99)

Net unrealized (gains) losses included in OCI	(0.66)	0.85	$(1.51)

Adjustments for items not included in book value per share (after-tax):

Net unearned premium revenue (2) (3)	10.14	11.65	$(1.51)

Cumulative impairments on insured credit derivatives	(3.88)	(3.74)	$(0.14)

Adjusted Book Value (4)	$30.64	$34.50	$(3.86)

(1)	Represents the impact on consolidated total equity of VIEs that are not considered business enterprises of the Company.
(2)
The discount rate on financial guarantee installment premiums was the risk free rate as defined by accounting principles for financial guarantee insurance contracts and the discount rate on insured derivative installment revenue and impairments was 5.0%.

(3)	The amounts consist of installment and upfront financial guarantee premiums, insured derivative revenue and deferred commitment/structuring fees, net of deferred acquisition costs.
(4)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

Net Income (Loss) per Common Share:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Basic	$0.04	$2.27	$3.09	($3.50)
Diluted	$0.04	$2.26	$3.07	($3.50)

Weighted-Average Number of Common Shares Outstanding:

Basic	193,879,994	195,612,615	193,760,654	198,262,715
Diluted	194,977,642	196,347,502	194,835,537	198,262,715

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(dollars in millions)

National Public Finance Guarantee Corporation

	September 30, 2012	December 31, 2011

Policyholders' surplus	$1,817	$1,424
Contingency reserve	1,286	1,385

Statutory capital	3,103	2,809

Unearned premium reserve	2,153	2,485
Present value of installment premiums (1)	226	239

Premium resources (2)	2,379	2,724

Net loss and loss adjustment expense reserves (1)	(75)	(3)
Salvage reserves	240	161
Gross loss and loss adjustment expense reserves	165	158

Total claims-paying resources	$5,647	$5,691

Net debt service outstanding	$544,781	$635,653

Capital ratio (3)	176:1	226:1

Claims-paying ratio (4)	113:1	134:1

MBIA Insurance Corporation
	September 30, 2012	December 31, 2011

Policyholders' surplus	$1,018	$1,597
Contingency reserve	493	706

Statutory capital	1,511	2,303

Unearned premium reserve	609	607
Present value of installment premiums (5)	1,092	1,226

Premium resources (2)	1,701	1,833

Net loss and loss adjustment expense reserves (5)	(2,450)	(2,266)
Salvage reserves (6)	4,378	4,249
Gross loss and loss adjustment expense reserves	1,928	1,983

Total claims-paying resources	$5,140	$6,119

Net debt service outstanding	$151,001	$180,805

Capital ratio (3)	100:1	79:1

Claims-paying ratio (4)	33:1	33:1

(1)	At September 30, 2012 and December 31, 2011 the discount rate was 4.77%.
(2)	The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)
Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.

(5)	At September 30, 2012 and December 31, 2011 the discount rate was 5.59%.
(6)	The amount primarily consists of expected recoveries related to the Company's put-back claims of ineligible mortgage loans.

CONTACT:
MBIA Inc.
Media:
Kevin Brown, +1-914-765-3648
or
Investor Relations:
Greg Diamond, +1-914-765-3190